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                                      EXHIBIT 99

                                    PRESS RELEASE


FOR IMMEDIATE RELEASE:

CONTACT:  Jack Kohler, Vice President and CFO
          (612) 544-1260


                       CHOICETEL COMMUNICATIONS, INC. ANNOUNCES
                           THIRD QUARTER FINANCIAL RESULTS

MINNEAPOLIS, MN. - ChoiceTel Communications (NASDAQ - PHON) today announced results for its fiscal third quarter ended September 30, 1997.

     Revenues for the quarter increased 108% to $1,898,000 from $914,000 for the third quarter ended September 30, 1996. The net loss for the period was $122,000, or $0.06 per share, compared to net income, after pro forma provision for income taxes, of $23,000, or $0.01 per share for the quarter ended September 30, 1996.

     The company stated that the significant increase in revenues is due primarily from the increase in the average number of pay telephones in service from 1,150 during the third quarter of 1996 to 3,100 during the third quarter in 1997. Pay telephones in service increased by acquisition of 1,020 phones in 5 western states and of 585 phones in Minnesota during 1997.

     The company also stated that it has elected a conservative accounting treatment of dial-around revenue due from long distance carriers while it awaits the final determination of the FCC of the dial-around rate. Jack Kohler, CFO of ChoiceTel Communications, Inc. stated "Some publicly reporting pay telephone companies, acting on preliminary indications given by the FCC, have accrued dial-around compensation at $37 per phone per month since November of 1996. ChoiceTel has elected to accrue $6 per phone per month until the FCC issues its final decision."

ChoiceTel Communications, based in Plymouth, Minnesota, is the state's largest independent pay phone provider and owns and operates approximately 3,200 pay phones in 10 states.


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                            CHOICETEL COMMUNICATIONS, INC.
                   UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (IN 000S EXPECT PER SHARE)


                                   Three Months Ended September 30,
                                   --------------------------------
                                     1996                    1997
                                   --------                --------
Revenue                            $  914                 $ 1,898
Cost of Service                       555                   1,072
Gross Margin                          359                     826
Income (loss) before tax               35                    (172)
Income (loss) after tax                23                    (112)
Income (loss) per share            $ 0.01                 $ (0.06)



                                   Nine Months Ended Spetember 30,
                                   -------------------------------
                                     1996                   1997
                                   --------               --------
Revenue                            $ 2,531                $ 5,018
Cost of Service                      1,586                  2,791
Gross Margin                           945                  2,227
Income (loss) before tax                37                   (422)
Income (loss) after tax                 24                   (275)
Income (loss) per share            $  0.01                $ (0.13)